EXHIBIT 99.1

PRESS RELEASE

Contact:	Contact:
Jefferson Bancorp/Bay Bank	Carrollton Bancorp
Kevin B. Cashen	Robert A. Altieri
President and CEO	President & CEO
410-427-3707	410-536-7392
kcashen@baybankmd.com	baltieri@carrolltonbank.com

LUTHERVILLE and COLUMBIA, MARYLAND, April 9, 2012 – Jefferson Bancorp, Inc., parent company for Bay Bank, FSB and Carrollton Bancorp (Nasdaq: CRRB), parent company for Carrollton Bank, today announced the execution of a definitive agreement for merger of Jefferson Bancorp, Inc (“Jefferson”) and Carrollton Bancorp (“Carrollton”).  The subsidiary banks, Bay Bank, FSB and Carrollton Bank will also merge, with Bay Bank, FSB being the surviving entity.  The transaction is currently valued at approximately $25 million in stock and cash, representing $15.4 million in consideration to Carrollton shareholders and repayment of $9.1 million in TARP funding to the US Treasury.  The transaction will combine the strengths of the two organizations in the Maryland market with a combined 12 bank branches in the Baltimore/Washington market.

“The Board is very excited about this transaction. It represents the execution of our stated strategy to be opportunistic in our growth through mergers with like minded Maryland community banks,” said Kevin Byrnes, Chairman of Bay Bank. “We believe that our access to capital when coupled with our highly experienced management team will allow us to grow to the scale necessary to meet the needs of our customers on a full service basis.”

Carrollton will be the surviving holding company in the merger and the transaction is structured as a tax-free reorganization. In exchange for 100% of the outstanding shares of Jefferson, Financial Services Partners Fund I (“FSPF”) and the other shareholders of Jefferson, after an $11 million incremental investment by FSPF in Jefferson prior to the merger, will receive newly issued shares of Carrollton common stock representing approximately 85.92% of the total outstanding shares of Carrollton as of the closing of the merger, assuming the current Carrollton shareholders elect to exchange for cash fully 50% of the current outstanding shares of common stock of Carrollton.  This represents a fixed exchange ratio of 2.2217 Carrollton shares for each Jefferson share and values Carrollton shares at $6.20 per share.  In connection with the merger, the current Carrollton shareholders will be entitled to elect to exchange for $6.20 per share up to 50% of the currently outstanding shares of Carrollton common stock in the aggregate.

“We have been very pleased with the performance of our initial investment in Jefferson and are delighted to be contributing additional equity to facilitate the formation of a strengthened franchise in the Baltimore-Washington market with scale, talent and resources required to provide excellence in community banking services in the future,” said Joseph J. Thomas, Managing Director of Hovde Private Equity Advisors LLC and Chairman of Jefferson Bancorp, Inc.

On a pro forma consolidated basis, the new Carrollton will have approximately $472.3 million in total assets, $382.8 million in gross loans, and $412.9 million in total deposits, after purchase accounting adjustments.  The combined bank will have tangible common equity in excess of 10% and reduced levels of non-performing assets relative to capital as compared to Carrollton on a stand-alone basis.  Furthermore, the revenue synergies and cost savings in the transaction are expected to demonstrably improve profitability and return on capital as compared to Carrollton on a stand-alone basis.  The new Carrollton Board of Directors will consist of six existing Jefferson directors and three directors from the legacy Carrollton Board.

“Carrollton Bank has done a wonderful job of serving the Baltimore market for over 100 years with a strong commitment to the community.  Carrollton has a solid retail branch network, a successful mortgage operation, and an innovative mix of fee-based products.  We look forward to combining the strengths of the two organizations to better serve the market with high quality people and a superior customer service experience,” said Kevin B. Cashen, President and Chief Executive Officer of Jefferson, who will serve as President and Chief Executive Officer of Carrollton after the merger.  “We are very happy that, with this merger, we will be well positioned to become the bank of choice for those consumers and businesses looking for a strong, local bank with deep roots in the community.”

Carrollton Bank’s President and CEO, Robert Altieri, will join the management team of Bay Bank as an Executive Vice President, managing several of the bank’s core businesses.  Mr. Altieri will also be an integral part of the efforts to effectively integrate the two banks.  “Bob has been a long-term banker in this market and has a tremendous reputation.  We are very excited to have him with us on the executive management team to help grow our franchise and expand our business lines,” said Cashen.

 “Bay Bank has made a strong push into the Maryland banking market over the past two years and we are very excited to join forces to further expand our market share.  We believe that each organization brings unique strengths to the combined bank and that we will be well positioned to become a dominant community bank in the market,” said Robert Altieri.

The transaction, which has been approved by both Carrollton’s and Jefferson’s boards of directors, is expected to close in the third quarter of 2012. The transaction is subject to certain customary conditions, including the approval by Carrollton’s shareholders and regulatory approvals.

Monocacy Financial Advisors, LLC acted as financial advisor to Carrollton and K&L Gates is acting as Carrollton’s legal counsel.  Arnold & Porter LLP is acting as legal counsel to Jefferson.

About Jefferson Bancorp, Inc. /Bay Bank, FSB
Jefferson Bancorp, Inc was formed in July 2010 to acquire certain assets and assume certain liabilities of Bay National Bank from the Federal Deposit Insurance Corporation.  Substantially all of the Jefferson Bancorp’s outstanding common shares are owned by Financial Services Partners Fund I LLC (“FSPF”).  FSPF is a Delaware limited liability company established on July 1, 2005, to pursue equity investments in banks, thrifts, insurance and specialty finance institutions.   Jefferson Bancorp, Inc. is a savings & loan holding company for Bay Bank, FSB.  Bay Bank, FSB is headquartered in Lutherville, Maryland, and is focused on providing superior customer service to small and medium-sized businesses, their owners and professionals located throughout the region.  Its core products are commercial loans, real estate loans, commercial and consumer deposit services, cash management services and consumer loans.  As of December 31, 2011, Bay Bank had total assets of approximately $130 million and two branch locations.  Please visit Bay Bank’s website at www.baybankmd.com for additional information.

About Carrollton Bancorp/Carrollton Bank
Carrollton Bank is a wholly-owned subsidiary of Carrollton Bancorp, a publicly traded bank holding company (NASDAQ: CRRB) headquartered in Columbia, Maryland.  Carrollton Bank has been committed to providing outstanding financial service to the central Maryland region for more than 100 years. Carrollton Bank provides a wide range of financial services for personal and business banking customers, including a variety of checking accounts, competitive rates on certificates of deposit and savings accounts, commercial lending, free nationwide ATMs with the MoneyPass® symbol, mortgages, investment services* and 24-hour internet and telephone banking.  As of December 31, 2011, Carrollton Bank had approximately $365 million in total assets and ten (10) branch locations in the region.  Please visit Carrollton Bank’s website at www.carrolltonbank.com for additional information.

Additional Information about the Merger and Where to Find It
In connection with the proposed merger transaction, Carrollton Bancorp will file with the Securities and Exchange Commission a Proxy Statement as well as other relevant documents concerning the proposed transaction.  Shareholders are urged to read the Proxy Statement regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Proxy Statement, as well as other filings containing information about Carrollton Bancorp may be obtained at the SEC's website at http://www.sec.gov. You will also be able to obtain these documents, free of charge, from Carrollton Bancorp at www.carrolltonbank.com under the tab "Investor Relations".

Jefferson Bancorp and Carrollton Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Carrollton Bancorp in connection with the proposed merger.  Information about the directors and executive officers of Carrollton Bancorp is set forth on the Carrollton Bancorp website in the “Investor Relations” tab.  Information about the directors and executive officers of Jefferson Bancorp/Bay Bank is set forth on the Bay Bank website in the “About Bay Bank” tab.   Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

*
Investment products offered through Carrollton Financial Services, Inc. are not deposits or other obligations of Carrollton Bank or any affiliate; are not insured by the Federal Deposit Insurance Corporation (FDIC) or any other agency of the United States Government, Carrollton Bancorp or any affiliate; and in case of a product that is subject to investment risk, there is possible loss of value.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Carrollton and Jefferson and the financial condition and projected expenses of Carrollton, Jefferson and the combined company. These forward-looking statements about future expectations, plans and prospects of Carrollton, Jefferson and the combined company involve significant risks, uncertainties and assumptions, including risks that can be found in the "Risk Factors" section of the Carrollton Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Carrollton periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Carrollton contemplated by these forward-looking statements. These forward looking statements reflect management's current views and Carrollton does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.